EXHIBIT 99

Grace News

Media Relations (US)	Investor Relations
Greg Euston	Bridget Sarikas
T +1 404.870.6809	T + 1 410.531.4194
E greg.euston@mslpr.com	E bridget.sarikas@grace.com

GRACE REPORTS SECOND QUARTER FINANCIAL RESULTS

COLUMBIA, Maryland, July 25, 2007 — W. R. Grace & Co. (NYSE: GRA) today announced its financial results for the second quarter ended June 30, 2007. Highlights are as follows:

•                  Sales for the second quarter were $812.8 million compared with $729.1 million in the prior year quarter, an 11.5% increase (8.2% before the effects of currency translation). The increase was attributable primarily to higher selling prices in response to rising raw material costs and to added sales volume in all geographic regions except North America. Sales increased 15.4% for the Grace Davison operating segment and 7.3% for the Grace Performance Chemicals operating segment. Geographically, sales were up 24.3% in Europe, 15.6% in Asia Pacific and 37.2% in Latin America, and down 5.5% in North America where sales were adversely affected by a lower level of residential construction in the United States.

•                  Net income for the second quarter was $20.5 million, or $0.29 per diluted share, compared with a net loss of $5.2 million, or $0.08 per diluted share, in the prior year quarter. The 2007 and 2006 second quarters were negatively affected by revised estimates of the costs of environmental remediation, Chapter 11 expenses, litigation and other matters not related to core operations. Excluding such costs, and after tax effects, net income would have been $48.4 million for the second quarter of 2007 compared with $34.1 million calculated on the same basis for the second quarter of 2006, a 41.9% increase.

•                  Pre-tax income from core operations was $93.1 million in the second quarter compared with $70.7 million in the prior year quarter, a 31.7% increase. Pre-tax operating income of the Grace Davison operating segment was $60.6 million, up 30.9% compared with the second quarter of 2006, attributable principally to sales increases across most product groups and productivity gains. Pre-tax operating income of the Grace Performance Chemicals operating segment was $58.6 million, up

10.4% compared with the second quarter of 2006, attributable primarily to higher sales of construction products (in regions other than North America) and packaging products worldwide. Corporate operating costs were $2.6 million lower than the second quarter of 2006 due primarily to a decrease in pension expense attributable to recent plan contributions and higher investment returns.

•                  Sales for the six months ended June 30, 2007 were $1,528.4 million compared with $1,387.7 million for the prior year period, a 10.1% increase (6.8% before the effects of currency translation). Grace recorded net income for the six months ended June 30, 2007 of $25.3 million, or $0.35 per diluted share, compared with a net loss in the comparable period of 2006 of $5.1 million, or $0.08 per diluted share. Excluding noncore and Chapter 11-related costs (and after tax effects), net income would have been $76.5 million for the six months ended June 30, 2007 compared with $55.8 million calculated on the same basis for 2006, a 37.1% increase. Pre-tax income from core operations was $153.7 million for the six months ended June 30, 2007, a 29.7% increase over 2006, primarily attributable to higher sales volume in all geographic regions and higher selling prices to offset cost inflation, and from lower overall pension costs.

“We continue to deliver good year-over-year operating performance,” said Grace’s President and Chief Executive Officer Fred Festa. “We have been able to capitalize on high growth economies globally, and continue to be successful in advancing our growth initiatives. The shift of our business base to economies outside of the U.S. has been beneficial during this time of low housing starts in the North American markets.”

CORE OPERATIONS

Grace Davison

Second quarter sales for the Grace Davison operating segment, which includes silica- and alumina-based catalysts and materials used in a wide range of industrial applications, were $438.7 million, up 15.4% from the prior year quarter. The primary factors contributing to the sales increase were: (1) selling price increases that partially offset higher raw material costs; (2) higher volume of fluid catalytic cracking catalysts in most geographic regions from stronger economic activity and from the success of strategic growth initiatives; and (3) favorable translation effects from sales denominated in foreign currencies.

Pre-tax operating income of the Grace Davison operating segment for the second quarter was $60.6 million compared with $46.3 million in the prior year quarter, a 30.9% increase. Operating margin was 13.8%, compared with 12.2% in the prior year quarter. The improvement in operating income and margin is principally attributable to higher selling prices and higher volumes, a better product mix, and successful productivity initiatives.

Sales of the Grace Davison operating segment for the first six months of 2007 were $826.4 million, up 12.2% from the same period of 2006. Year-to-date pre-tax operating income was $105.6 million, a 28.3% increase over the first six months of 2006, with operating margins at 12.8% compared with 11.2% last year. Year-to-date operating results reflect higher sales in most product groups and in regions other than North America, partially offset by the negative effects of higher raw material costs.

Grace Performance Chemicals

Second quarter sales for the Grace Performance Chemicals operating segment, which includes specialty chemicals and building materials used in commercial and residential construction and sealants and coatings used in rigid food and beverage packaging, were $374.1 million compared with $348.8 million in the prior year quarter, up 7.3%. The primary factors contributing to the sales increase were: (1) higher volume of commercial construction products in Europe, Asia Pacific and Latin America, where economic activity was favorable and commercial initiatives were successful; (2) higher volume and selling prices for Darex packaging technologies worldwide that partially offset raw material cost inflation; and (3) favorable translation effects from sales denominated in foreign currencies. Sales of construction products in North America were lower in the second quarter of 2007 compared with 2006 primarily due to a nearly 22% decline in housing starts in the United States.

Pre-tax operating income for the Grace Performance Chemicals operating segment was $58.6 million compared with $53.1 million for the second quarter of 2006, a 10.4% increase. Operating margin of 15.7% was 0.5 percentage points higher than the second quarter of 2006. The increase in 2007 operating income was primarily a result of sales volume growth in geographic regions other than North America and selling price increases that partially offset raw material cost inflation and productivity gains.

Sales of the Grace Performance Chemicals operating segment for the six months ended June 30, 2007 were $702.0 million, up 7.8% from 2006. Year-to-date pre-tax operating income was $94.8 million compared with $87.3 million for the first six months of the prior year, an 8.6% increase, reflecting higher sales volume globally, selling price increases and positive results from productivity and cost containment initiatives which more than offset increases in raw material costs. Operating margin of 13.5% was about even with the first six months of last year.

Corporate Operating Costs

Corporate costs related to core operations were $26.1 million in the second quarter of 2007 compared with $28.7 million in the prior year quarter, and $46.7 million year-to-date 2007 compared with $51.1 million in 2006. The decrease for the quarter and year-to-date are primarily attributable to lower pension costs from the effect of contributions made to defined benefit pension plans in recent years and higher investment returns.

PRE-TAX INCOME (LOSS) FROM NONCORE ACTIVITIES

Noncore activities (as reflected in the attached Segment Basis Analysis) comprise events and transactions not directly related to the generation of operating revenue or the support of core operations. The pre-tax loss from noncore activities was $21.0 million in the second quarter of 2007 compared with $42.8 million in the prior year quarter, and $26.8 million year-to-date 2007 compared with $62.9 million in 2006. The year-to-date loss is principally due to: (1) a charge of $12.0 million in the second quarter to adjust Grace’s estimate of costs to resolve environmental remediation claims based on recent information exchanged with the U.S. Government; and (2) defense costs of $6.3 million related to legal proceedings arising from Grace’s former vermiculite mining operations in Montana.

INTEREST AND INCOME TAXES

Interest expense was $20.3 million for the quarter ended June 30, 2007, compared with $19.9 million for the comparable period in 2006, and $39.7 million year-to-date in 2007 compared with $35.7 million last year. The increases are attributable to the effects of compounding interest on certain liabilities subject to compromise over the course of the Chapter 11 proceeding. The annualized weighted average interest rate on such pre-petition obligations for the quarter was 7.1%.

Income taxes are recorded at a global effective rate of approximately 34%, applied to pre-tax income from continuing operations before considering the effects of certain non-deductible Chapter 11 expenses and changes in estimates for uncertain tax positions. Income taxes related to foreign jurisdictions are generally paid in cash, while income taxes in the United States are generally offset by available net operating loss carryforwards. During the first quarter of 2007, Grace adopted the Financial Accounting Standards Board’s Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48) recording a net $2.2 million credit to its opening retained earnings. During the three months ended June 30, 2007, Grace recorded a net reduction of $10.7 million in tax expense primarily related to its entitlement to receive interest on tax refunds resulting from the carry-back of tax losses to prior years.

CHAPTER 11 PROCEEDINGS

On April 2, 2001, Grace and 61 of its United States subsidiaries and affiliates, including its primary U.S. operating subsidiary W. R. Grace & Co.—Conn., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Filing”) in order to resolve Grace’s asbestos-related liabilities. In January 2005, Grace filed an amended plan of reorganization (the “Plan”) and related documents with the Bankruptcy Court. As part of determining the confirmability of the Plan, the Bankruptcy Court has approved a process and timeline for determining the cost to resolve asbestos-related property damage and personal injury claims.

Expenses (net of interest income) related to Grace’s Chapter 11 proceedings were $23.6 million in the second quarter, compared with $11.5 million for the second quarter in 2006, reflecting a higher level of activity in the bankruptcy proceeding related to claims adjudication and estimation.

Most of Grace’s noncore liabilities and contingencies (including asbestos-related litigation, environmental claims and other obligations) are subject to compromise under the Chapter

11 process. The Chapter 11 proceedings, including related litigation and the claims valuation process, could result in allowable claims that differ materially from recorded amounts. Grace will adjust its estimates of allowable claims as facts come to light during the Chapter 11 process that justify a change, and as Chapter 11 proceedings establish court-accepted measures of Grace’s noncore liabilities.

CASH FLOW AND LIQUIDITY

Grace’s net cash outflow from operating activities for the six months ended June 30, 2007 was $1.1 million, compared with a net cash inflow of $11.1 million for 2006. The increase in net cash outflow from operating activities was principally attributable to higher contributions to pension plans, dividends to joint venture partners and cash paid to resolve certain Chapter 11 contingencies. Pre-tax income from core operations before depreciation and amortization was $208.9 million for the six months ended June 30, 2007, 19.4% higher than in the prior year, a result of the higher pre-tax income from core operations described above. Net cash used for investing activities was $74.1 million for the six months ended June 30, 2007, which primarily relates to routine capital improvements, capacity expansion at two sites in the United States and an investment in a short-term U.S. Government debt security.

At June 30, 2007, Grace had available liquidity in the form of cash and cash equivalents of $494.3 million, marketable securities of $28.1 million, net cash value of life insurance of $91.5 million, available credit under its debtor-in-possession facility of $189.4 million, and available credit under various non-U.S. credit facilities equivalent to $63.7 million. Grace believes that these sources and amounts of liquidity are sufficient to support its business operations, strategic initiatives and Chapter 11 proceedings for the foreseeable future.

*   *   *   *   *

Grace is a leading global supplier of catalysts and other products to petroleum refiners; catalysts for the manufacture of plastics; silica-based engineered and specialty materials for a wide-range of industrial applications; specialty chemicals, additives and building materials for commercial and residential construction; and sealants and coatings for food and beverage packaging. With annual sales of more than $2.8 billion, Grace has about 6,500 employees and operations in over 40 countries.  For more information, visit Grace’s web site at www.grace.com.

*   *   *   *   *

This announcement contains forward-looking statements that involve risks and uncertainties, as well as statements that are preceded by, followed by or include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “anticipates,” “continues,” or similar expressions.  For such statements, Grace claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Actual results might differ materially from those projected in the forward-looking statements.  Factors that could cause actual results to materially differ from those contained in the forward-looking statements include: Grace’s bankruptcy and proposed plan of reorganization, Grace’s legal proceedings (especially the Montana criminal proceeding and environmental proceedings), the cost and availability of raw materials and energy, Grace’s unfunded pension liabilities, costs of environmental compliance, risks related to foreign operations, especially, security, regulation and currency risks and those factors set forth in Grace’s most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov.  Reported results should not be considered as an indication of future performance.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. Grace undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

W. R. Grace & Co. and Subsidiaries Consolidated Statements of Operations (Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
Amounts in millions, except per share amounts	2007	2006	2007	2006

Net sales	$812.8	$729.1	$1,528.4	$1,387.7

Cost of goods sold, exclusive of depreciation and amortization shown separately below	533.9	470.0	1,012.6	907.8
Selling, general and administrative expenses, exclusive of net pension expense and depreciation and amortization shown separately below	138.4	142.3	265.9	271.3
Depreciation and amortization	27.6	28.4	55.2	56.5
Research and development expenses	17.7	14.5	35.5	29.4
Net pension expense	13.1	16.8	25.8	31.6
Interest expense and related financing costs	20.3	19.9	39.7	35.7
Provision for environmental remediation	12.0	30.0	12.0	30.0
Chapter 11 expenses, net of interest income	23.6	11.5	41.4	20.2
Other (income) expense, net	(7.7)	(13.9)	(15.7)	(15.8)
	778.9	719.5	1,472.4	1,366.7
Income (loss) before income taxes and minority interest	33.9	9.6	56.0	21.0
Benefit from (provision for) income taxes	(9.3)	(3.3)	(24.2)	(7.8)
Minority interest in consolidated entities	(4.1)	(11.5)	(6.5)	(18.3)
Net income (loss)	$20.5	$(5.2)	$25.3	$(5.1)

Basic earnings (loss) per common share	$0.29	$(0.08)	$0.36	$(0.08)
Weighted average number of basic shares	70.1	67.9	69.8	67.5

Diluted earnings (loss) per common share	$0.29	$(0.08)	$0.35	$(0.08)
Weighted average number of diluted shares	71.8	67.9	71.4	67.5

Note: The amounts in these financial statements are unaudited and are subject to change prior to the filing of Grace’s Quarterly Report on Form 10-Q. Any changes will be reflected in the Form 10-Q and promptly disclosed publicly, if material.

Reconciliation of Net Income (Loss) to Net Income (Loss) Excluding Noncore Activities and Chapter 11 Expenses, net (Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
In millions	2007	2006	2007	2006

Net income (loss)	$20.5	$(5.2)	$25.3	$(5.1)
Adjustments:
Pre-tax loss from noncore activities	21.0	42.8	26.8	62.9
Chapter 11 expenses, net of interest income	23.6	11.5	41.4	20.2
Tax effects of noncore and Chapter 11 items	(16.7)	(15.0)	(17.0)	(22.2)
Net income (loss) excluding noncore activities and Chapter 11 expenses, net	$48.4	$34.1	$76.5	$55.8

Note: Net income (loss) excluding noncore activities and Chapter 11 expenses, net does not purport to represent an income or cash flow measure as defined under United States generally accepted accounting principles, and should not be considered an alternative to net income (loss) as an indicator of Grace’s performance.  This measure is presented to distinguish the net results of Grace’s current business base from the net results of Grace’s past businesses, discontinued products, and corporate legacies, including the effect of Grace’s Chapter 11 proceedings.

W. R. Grace & Co. and Subsidiaries Segment Basis Analysis (Unaudited)	Three Months Ended June 30,			Six Months Ended June 30,
Amounts in millions	2007	2006	% Change	2007	2006	% Change
Net Sales:
Grace Davison	$438.7	$380.3	15.4%	$826.4	$736.7	12.2%
Grace Performance Chemicals	374.1	348.8	7.3%	702.0	651.0	7.8%
Total Grace net sales	$812.8	$729.1	11.5%	$1,528.4	$1,387.7	10.1%

Pre-tax operating income:
Grace Davison	$60.6	$46.3	30.9%	$105.6	$82.3	28.3%
Grace Performance Chemicals	58.6	53.1	10.4%	94.8	87.3	8.6%
Corporate costs	(26.1)	(28.7)	9.1%	(46.7)	(51.1)	8.6%
Pre-tax income from core operations(a)	93.1	70.7	31.7%	153.7	118.5	29.7%

Pre-tax income (loss) from noncore activities(a)	(21.0)	(42.8)	50.9%	(26.8)	(62.9)	57.4%
Interest expense	(20.3)	(19.9)	(2.0)%	(39.7)	(35.7)	(11.2)%
Interest income	1.6	1.6	0.0%	3.7	3.0	23.3%
Income (loss) before Chapter 11 expenses and income taxes	53.4	9.6	NM	90.9	22.9	NM
Chapter 11 expenses, net of interest income	(23.6)	(11.5)	(105.2)%	(41.4)	(20.2)	(105.0)%
Benefit from (provision for) income taxes	(9.3)	(3.3)	NM	(24.2)	(7.8)	NM

Net income (loss)	$20.5	$(5.2)	NM	$25.3	$(5.1)	NM

Key Financial Measures:
Pre-tax income from core operations as a percentage of sales:
Grace Davison	13.8%	12.2%	1.6 pts.	12.8%	11.2%	1.6 pts.
Grace Performance Chemicals	15.7%	15.2%	0.5 pts.	13.5%	13.4%	0.1 pts.
Total core operations	11.5%	9.7%	1.8 pts.	10.1%	8.5%	1.6 pts.
Total core operations adjusted for profit sharing of joint ventures (b)	12.0%	11.3%	0.7 pts.	10.5%	9.9%	0.6 pts.

Pre-tax income from core operations before depreciation and amortization (a)	$120.7	$99.1	21.8%	$208.9	$175.0	19.4%
As a percentage of sales	14.8%	13.6%	1.2 pts.	13.7%	12.6%	1.1 pts.
Depreciation and amortization	$27.6	$28.4	2.8%	$55.2	$56.5	2.3%
Gross profit percentage (sales less cost of goods sold as a percent of sales) (c)
Grace Davison	29.2%	30.7%	(1.5) pts.	28.8%	29.5%	(0.7) pts.
Grace Performance Chemicals	35.6%	35.4%	0.2 pts.	34.4%	34.6%	(0.2) pts.
Total Grace	32.0%	32.8%	(0.8) pts.	31.3%	31.7%	(0.4) pts.
Net Sales by Region:
North America	$277.0	$293.0	(5.5)%	$543.6	$572.9	(5.1)%
Europe	334.3	269.0	24.3%	629.4	516.0	22.0%
Asia Pacific	148.4	128.4	15.6%	259.1	226.7	14.3%
Latin America	53.1	38.7	37.2%	96.3	72.1	33.6%
Total	$812.8	$729.1	11.5%	$1,528.4	$1,387.7	10.1%

Note (a): In the above chart, as well as the financial discussion in other parts of this earnings release, Grace presents its financial results of operations by operating segment and between “core operations” and “noncore activities”. Core operations comprise the financial results of Grace Davison, Grace Performance Chemicals and the cost of corporate activities that directly or indirectly support business operations.  In contrast, noncore activities comprise all other events and transactions not directly related to the generation of operating revenue or the support of core operations and generally relate to Grace’s former operations and products. Grace uses pre-tax income from core operations as the performance factor in determining certain incentive compensation and as the profitability factor in all significant business decisions. Pre-tax income from core operations, pre-tax income (loss) from noncore activities, pre-tax income from core operations as a percentage of sales, and pre-tax income from core operations before depreciation and amortization do not purport to represent income or cash flow measures as defined under United States generally accepted accounting principles, and should not be considered as an alternative to such measures as an indicator of Grace’s performance. These measures are provided to distinguish operating results of Grace’s current business base from the income and expenses of past businesses, discontinued products, and corporate legacies, including the effect of Grace’s Chapter 11 proceedings.

Note (b): Reflects the add-back of minority interests in consolidated subsidiaries.

Note (c): Includes depreciation and amortization related to manufacturing of products.

NM — Not Meaningful

W. R. Grace & Co. and Subsidiaries Consolidated Statements of Cash Flows (Unaudited)	Six Months Ended June 30,
Amounts in millions	2007	2006

OPERATING ACTIVITIES
Net income (loss)	$25.3	$(5.1)
Reconciliation to net cash provided by (used for) operating activities:
Chapter 11 expenses, net of interest income	41.4	20.2
(Benefit from) provision for income taxes	24.2	7.8
Minority interest in consolidated entities	6.5	18.3
Depreciation and amortization	55.2	56.5
Interest accrued on pre-petition liabilities subject to compromise	38.8	34.7
Net (gain) loss on sales of investments and disposals of assets	(3.6)	(2.8)
Net pension expense	25.8	31.6
Payments under defined benefit pension arrangements	(57.0)	(39.6)
Payments under postretirement benefit plans	(3.1)	(6.5)
Net income from life insurance policies	(2.5)	(1.7)
Provision for uncollectible receivables	1.4	0.5
Provision for environmental remediation	12.0	30.0
Expenditures for environmental remediation	(4.8)	(3.4)
Expenditures for retained obligations of divested businesses	(0.8)	(1.3)
Dividends paid to minority interests in consolidated entities	(11.8)	—
Changes in assets and liabilities, excluding effect of businesses acquired/divested and foreign currency translation:
Working capital items (trade accounts receivable, inventories and accounts payable)	(34.2)	(86.2)
Other accruals and non-cash items	(49.6)	(3.7)
Income taxes paid, net of refunds	(18.5)	(17.8)
Net cash provided by (used for) operating activities before Chapter 11 expenses and settlements	44.7	31.5
Cash paid to resolve contingencies subject to Chapter 11	(10.3)	—
Chapter 11 expenses paid	(35.5)	(20.4)
Net cash provided by (used for) operating activities	(1.1)	11.1

INVESTING ACTIVITIES
Capital expenditures	(52.3)	(51.9)
Purchase of short-term investment	(25.0)	—
Businesses acquired, net of cash acquired	—	(20.0)
Net investment in life insurance policies	0.2	(0.1)
Proceeds from sales of investments and disposals of assets	3.0	7.2
Net cash provided by (used for) investing activities	(74.1)	(64.8)

FINANCING ACTIVITIES
Net (repayments) borrowings under credit arrangements	9.6	0.6
Fees under debtor-in-possession credit facility	(1.3)	(1.1)
Proceeds from exercise of stock options	19.4	15.8
Net cash provided by (used for) financing activities	27.7	15.3
Effect of currency exchange rate changes on cash and cash equivalents	5.5	6.9
Increase (decrease) in cash and cash equivalents	(42.0)	(31.5)
Cash and cash equivalents, beginning of period	536.3	474.7
Cash and cash equivalents, end of period	$494.3	$443.2

W. R. Grace & Co. and Subsidiaries Consolidated Balance Sheets	June 30,	December 31,
Amounts in millions	2007	2006
	(unaudited)

ASSETS
Current Assets
Cash and cash equivalents	$494.3	$536.3
Marketable securities	28.1	3.3
Trade accounts receivable, net	493.8	426.3
Inventories	287.0	284.6
Deferred income taxes	36.8	37.8
Other current assets	71.4	80.5
Total Current Assets	1,411.4	1,368.8

Properties and equipment, net	671.1	664.5
Goodwill	117.8	116.5
Cash value of life insurance policies, net of policy loans	91.5	89.2
Deferred income taxes	712.8	728.5
Asbestos-related insurance	500.0	500.0
Overfunded defined benefit pension plans	62.5	38.4
Other assets	139.3	131.5
Total Assets	$3,706.4	$3,637.4

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Liabilities Not Subject to Compromise
Current Liabilities
Debt payable within one year	$12.8	$3.3
Accounts payable	200.2	172.7
Other current liabilities	276.4	272.6
Total Current Liabilities	489.4	448.6

Debt payable after one year	0.3	0.2
Deferred income taxes	54.0	58.9
Minority interest in consolidated entities	59.7	65.0
Underfunded defined benefit pension plans	270.2	349.6
Other liabilities	36.6	43.3
Total Liabilities Not Subject to Compromise	910.2	965.6

Liabilities Subject to Compromise
Pre-petition debt plus accrued interest	771.3	739.5
Accounts payable	31.7	31.7
Income tax contingencies	96.5	141.2
Asbestos-related liability	1,700.0	1,700.0
Environmental remediation	368.3	361.1
Postretirement benefits	166.3	158.9
Other liabilities and accrued interest	111.5	89.2
Total Liabilities Subject to Compromise	3,245.6	3,221.6
Total Liabilities	4,155.8	4,187.2

Shareholders’ Equity (Deficit)
Common stock	0.8	0.8
Paid-in capital	428.7	423.8
Accumulated deficit	(460.1)	(487.6)
Treasury stock, at cost	(81.5)	(96.0)
Accumulated other comprehensive income (loss)	(337.3)	(390.8)
Total Shareholders’ Equity (Deficit)	(449.4)	(549.8)
Total Liabilities and Shareholders’ Equity (Deficit)	$3,706.4	$3,637.4